Exhibit 4.4


                        NATIONAL BANCORP OF ALASKA, INC.

                  DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN


1.       Definitions.  The following terms shall have the following meanings:

         (a)      The "Board of Directors" shall mean the Company's Board of
                  Directors.

         (b)      The "Company" shall mean National Bancorp of Alaska, Inc.

         (c) The "Common Stock" shall mean the Company's Common Stock, par value $10 per share.

         (d)      "Dividend Payment Date" shall have the meaning set forth in
                  Section 7 hereof.

         (e) The "Effective Date" shall mean the first date on which a prospectus (contained in a registration statement which has been declared effective by the Securities and Exchange Commission) describing the Plan is distributed to shareholders of the Company.

         (f) "Optional Cash Purchase" and "Optional Cash Payment" shall have the meanings set forth in Section 8 hereof.

         (g) A "Participant" shall mean a shareholder of the Company who enrolls in the Plan.

         (h) The "Plan Administrator" shall mean the entity designated by the Company, from time to time, to administer the Plan.

         (i) "Purchase Date" shall have the meaning set forth in Section 10 hereof.

2. Purposes of the Plan. The primary purposes of the Plan are to provide record holders of the Common Stock with a convenient and economical way of investing cash dividends in additional shares of Common Stock and of making purchases of additional shares of Common Stock by Optional Cash Payments.

3. Number of Shares. There shall be 50,000 shares of Common Stock reserved in treasury for issuance pursuant to the Plan.

4.       Plan Administrator.

         (a) The Plan Administrator shall be selected by the Board of Directors (or a proper committee of the Board) and shall administer the Plan for the benefit of the Participants. The Plan Administrator shall receive the Participants' dividends and Optional Cash Payments; apply such amounts to the purchase of shares from the Company from shares held in the treasury for such purpose; keep records; send



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                  statements of account to Participants; and perform other
                  duties consistent with such responsibilities, all in accordance with the provisions of the Plan. Subject to Section 12(a) hereof, shares of Common Stock purchased under the Plan shall be registered in the name of the Plan Administrator or the Plan Administrator's nominee and shall be held by the Plan Administrator for the account of the Participants.

         (b) The Plan Administrator shall have the right to resign its position on forty-five (45) days' prior written notice to the Company, in which event the Board of Directors (or a proper committee of the Board) shall appoint another Plan Administrator. The Company shall have the right to change the Plan Administrator at any time upon reasonable notice to the Plan Administrator. The Company shall give all Participants written notice of any change in the identity of the Plan Administrator.

         (c) The Company and its subsidiaries shall be eligible to serve as the Plan Administrator.

5. Eligibility. All record owners of the Common Stock, other than brokers or bank nominees, shall be eligible to participate in the Plan. A Participant may participate with respect to any shares of Common Stock owned of record by such Participant.

6. Enrollment. Holders of the Common Stock shall be entitled to enroll in the Plan by notifying the Plan Administrator.

7. Automatic Reinvestment of Dividends. On such dates as the Company shall pay dividends on the Common Stock ("Dividend Payment Dates"), the Company shall pay to the Plan Administrator the aggregate amount of dividends payable ("Reinvested Dividends") with respect to shares of Common Stock that are subject to the Plan (i.e., shares owned of record by Participants and all shares including fractional shares held by the Plan Administrator for the account of Participants) on the applicable record date for such dividends. The Plan Administrator shall credit such dividends to the accounts of the respective Participants (on the basis of each Participant's shares subject to the Plan on such record date) and shall, on the Dividend Payment Dates or as soon thereafter as practicable, purchase shares of Common Stock from the treasury. The number of shares of Common Stock purchased for each Participant with Reinvested Dividends shall be computed (to three decimal places) by dividing (a) the dividend credited to the Participant's account by (b) the purchase price described in Section 11 hereof.

8.       Optional Cash Purchases.

         (a) A Participant may make optional purchases of Common Stock (hereinafter, "Optional Cash Purchases") by cash payments (hereinafter, "Optional Cash Payments"), in addition to the amount of Common Stock purchased through automatic dividend reinvestment. To be eligible to make Optional Cash Purchases under the Plan, a person must be a shareholder with shares registered in his or her name. A shareholder may make an Optional Cash Purchase when enrolling in the

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                  Plan by enclosing an Optional Cash Payment with the
                  authorization form. After initial enrollment in the Plan, a Participant may make Optional Cash Purchases as often as monthly by sending an Optional Cash Payment with an Optional Cash Purchase form to the Plan Administrator.

         (b) The minimum Optional Cash Purchase shall be $50.00 per order by a Participant with respect to any Investment Date; Optional Cash Purchases during any calendar quarter shall not exceed $10,000 per Participant. For purposes of this limitation, all Plan Accounts under common control or management shall be aggregated and deemed to be one account. The full amount of any month's Optional Cash Purchase for a Plan Account must be submitted to the Plan Administrator in a single payment. The Plan Administrator shall purchase as many whole shares and fractional shares (computed to three decimal places) of Common Stock as can be purchased with the amount submitted.

         (c) All Optional Cash Purchases shall be made on a designated form properly completed by check or money order payable to "National Bank of Alaska Trust Department, Plan
                  Administrator."

         (d) Optional Cash Payments shall be invested in shares of Common Stock on the next monthly Investment Date, which shall mean the 15th day of the calendar month (or the next business day if the 15th day is a Saturday, Sunday, or other day on which the Plan Administrator is authorized to close). The Plan Administrator shall hold for future investment (in accordance with the next sentence) Optional Cash Payments received after the 25th calendar day of the month prior to the subject month's Investment Date. Optional Cash Payments received by the Plan Administrator after the 25th day of a calendar month shall be invested on the next succeeding Investment Date.

         (e) If a Participant submits an Optional Cash Payment and thereafter wishes to cancel that payment, the Plan Administrator shall not be obligated to return the payment unless a written request that such payment be returned is received by the Plan Administrator no later than the close of business on the fifth business day prior to that month's Investment Date.

9. Cost to Participants. All costs of administering the Plan shall be paid by the Company. Participants shall not incur any charges for joining the Plan. Participants may incur brokerage fees, commissions or applicable transfer taxes upon withdrawal from the Plan if the Participant elects to sell shares distributed to him or her by the Plan Administrator.

10. Purchases. All shares of Common Stock purchased on behalf of the Plan shall be acquired by the Plan Administrator from shares held by Company in the treasury for such purpose. Purchases with Reinvested Dividends shall be made within thirty (30) days after the

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         Dividend Payment Date; purchases with Optional Cash Payments shall be made on the Investment Date.

11.      Purchase Prices.

         (a) In making purchases of Common Stock, the Plan Administrator may commingle each Participant's funds with those of other Participants. Shares purchased with Reinvested Dividends or with Optional Cash Payments shall be purchased by the Plan Administrator at a price per share equal to the average price for all trades of the Common Stock during the thirty (30) trading days prior to the date on which the purchases were made. The Company shall not have the responsibility as to the value of the Common Stock acquired for the Participants' accounts.

         (b) The Company shall, if then required by law, register such shares with the Securities and Exchange Commission and mail each Plan Participant any required prospectus relating to the Plan. To the extent required by law, the Company shall update, amend, and maintain any such registration statement to keep the information therein current throughout the life of the Plan.

12.      Certificates.

         (a) The Plan Administrator or its nominee shall hold all shares (the "Plan Shares") purchased for each Participant hereunder unless and until the Participant in writing requests delivery of certificates for any such Plan Shares. In the event that a Participant so requests such delivery, the Plan Administrator shall arrange for a stock certificate, representing any number of whole Plan Shares credited to the Participant's account under the Plan, to be sent to the Participant without charge to the Participant.

         (b) Notwithstanding the foregoing, certificates representing fractional shares shall not be sent to Participants under any circumstances.

13. Restrictions on Transfers. Plan Shares credited to the account of a Participant under the Plan for which no certificates have been issued to the Participant may not be sold, pledged, transferred or assigned.

14. Reports to Participants. The Plan Administrator shall send each Participant a statement of account after each Dividend Payment Date. In addition, the Plan Administrator shall send each Participant copies of communications sent to holders of the Company's Common Stock, including the Company's interim and annual reports to shareholders, the Company's notice of annual meeting and proxy statement, and Internal Revenue Service information for reporting dividend income received.

15.      Withdrawals from the Plan.

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         (a)      A Participant may withdraw from the Plan at any time by
                  sending a written notice to the Plan Administrator. If a request to withdraw is received by the Plan Administrator at least seven (7) business days prior to the record date for a particular dividend, then the notice shall be effective as to the reinvestment of that dividend, and that dividend shall be forwarded to the Participant as soon as practicable thereafter. A notice received fewer than seven (7) days prior to the record date shall not be effective until after the applicable dividend is reinvested.

         (b) When a Participant withdraws from the Plan, certificates for whole Plan Shares credited to the Participant's account under the Plan shall be issued and a cash adjustment shall be made for any fraction of a Plan Share credited to the account. The cash adjustment for any fraction of a Plan Share shall be based on the mean of the last quoted bid and ask prices of the Common Stock on the applicable market on which the Common Stock is traded on the effective date of termination. The Plan Administrator shall obtain the funds necessary for such cash adjustment by selling one or more shares of Common Stock in the market.

         (c) In the event that the Plan Administrator receives actual written notice that a Participant has died, the Plan Administrator shall (if the decedent is the sole owner of the shares held in the Participant's account) treat such notice as a notice of withdrawal pursuant to this Section 15.

16. Stock Dividends or Stock Splits. Any stock dividends or stock splits distributed by the Company on shares of Common Stock credited to the account of a Participant under the Plan shall be added to the Participant's account.

17. Rights to Purchase Additional Stock. In the event that the Company makes available to its shareholders rights to purchase additional shares of Common Stock or any other securities, the Plan Administrator shall deliver to each Participant a subscription warrant for all such rights.

18. Shareholder Voting. After the Effective Date, one or more proxy cards shall be sent to each Participant by the Board of Directors in connection with shareholder meetings. Such cards shall cover shares registered in the name of the Participant and shares credited to the Participant's Plan account. Arrangements shall be made with the Plan Administrator such that:

         (a) If a Participant's proxy card is returned properly signed and marked for voting, the shares credited to the Participant's Plan account will be voted as marked unless the Participant is present at the meeting and desires to vote such shares differently.

         (b) If a Participant's proxy card is returned properly signed but without instructions as to voting on one or more matters, all of the Participant's shares will be voted in accordance with management's recommendations as set forth on the proxy card.

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         (c)      If a Participant's proxy card is not returned, or if it is returned unsigned, the shares credited to the Participant's Plan account will not be voted, unless the Participant is present at the meeting and desires to vote such shares in person.

         (d) If a Participant is present at the meeting and desires to vote his/her shares in person, the shares credited to the Participant's Plan account will be voted in accordance with instructions given by the Participant at the meeting.


         It is understood that the purpose of this Section 18 is to assure that the Plan Administrator votes shares subject to the Plan solely in accordance with the instructions of the respective Participants.

19. Responsibility of the Company and the Plan Administrator. In administering the Plan, the Company and the Plan Administrator shall not be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability
         (i) arising out of failure to terminate a Participant's account upon such Participant's death prior to receipt by the Plan Administrator of written notice of such death, and (ii) with respect to prices at which shares are purchased or sold for the Participant's account and the times such purchases or sales are made.

20.      Amendments, Interpretations and Termination of the Plan; Suspension.

         (a) The Board of Directors may at any time amend the Plan, except that no such amendment shall affect previously executed transactions.

         (b) The Board of Directors may at any time interpret the Plan; such interpretations shall be binding upon all Participants.

         (c) The Board of Directors may at any time suspend, modify, or terminate the Plan or participation in the Plan by any Participant, except that no such action shall affect previously executed transactions. The Board of Directors may also reject any Authorization Card from any previous Participant in the event of excessive enrollments and withdrawals.

         (d) In the event of termination of the Plan (or of a Participant's participation in the Plan) by the Board of Directors, the Plan Administrator shall send to each Participant thus affected:
                  (i) stock certificates representing the whole shares credited to the Participant's account and (ii) a cash adjustment for any fraction of a share credited to the Participant's account. The cash adjustment will be based upon the mean of the last quoted bid and ask market prices of the Common Stock for the date on which the notice of termination is received by the Plan Administrator. The Plan Administrator shall obtain the funds necessary for such cash adjustment by selling one or more shares of Common Stock in the market.

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21.      Transfer of Shares. If a Participant disposes of all shares registered in his/her own name, the dividends on the shares previously credited to his/her account under the Plan will continue to be reinvested until the Participant withdraws from the Plan in accordance with Section 16 hereof.

22. Withholding for Shareholders. With respect to each Participant whose dividends are subject to federal income tax withholding, the amount of tax required to be withheld shall be deducted from the amount of the Participant's cash dividends to determine the amount of dividends to be reinvested hereunder.

23. Description in the Prospectus. On the Effective Date, the Company shall distribute to its shareholders a prospectus containing a question and answer description of the Plan. Such description shall reflect the provisions of this Plan.


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